Exhibit 4.29

EIGHTH AMENDMENT TO
CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT is made and dated as of August 3, 2018 (the “Amendment”) among ARCOS DORADOS B.V., a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands with seat in Amsterdam (the “Borrower”), certain subsidiaries of the Borrower as guarantors (the “Guarantors”), and BANK OF AMERICA, N.A., as lender (the “Lender”) and amends that certain Credit Agreement dated as of August 3, 2011 (as the same has been amended prior to the date hereof and may be further amended or modified from time to time, the “Credit Agreement”).

R E C I T A L S

WHEREAS, the Lender has agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain respects as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.       Terms. All terms used herein shall have the same meanings as in the Credit Agreement unless otherwise defined herein.

2.       Amendment. Upon the occurrence of the Amendment Effective Date (defined below)

2.1     Section 1.1 of the Credit Agreement is hereby amended by amending the following definitions of “Maturity Date” and “Applicable Margin” therein in their entirety as follows and inserting the definitions of “Beneficial Ownership Certification”, “Beneficial Ownership Regulation”, “Eighth Amendment Effective Date” in appropriate alphabetical order:

““Maturity Date” means August 3, 2019.

“Applicable Margin” means a rate per annum equal to 2.40%.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Eighth Amendment Effective Date” means August 3, 2018.”

2.2     Section 2.7 of the Credit Agreement is hereby amended by amending the first sentence thereof as follows:

“Commitment Fee. The Borrower agrees to pay to the Lender on the last day of each March, June, September and December, commencing with the Eighth Amendment Effective Date, and on the Commitment Termination Date, a commitment fee (the “Commitment Fee”), at a rate of 0.80% per annum on the average daily amount of the unutilized portion of the Commitment of the fiscal quarter of the Borrower ended on such day.”

3.       Representations and Warranties. As of the date hereof, the Borrower, and as of the Amendment Effective Date, the Borrower and each Guarantor, hereby represents and warrants to the Lender that after giving effect to this Amendment:

3.1     Authorization; Enforceable Obligations; No Contravention. The execution, delivery and performance of this Amendment by the Loan Parties have been duly authorized by all necessary action, and this Amendment is a legal, valid and binding obligation of the Loan Parties party hereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws. The execution, delivery and performance of this Amendment (i) are not in contravention of law or of the terms of any Loan Party’s organizational documents, and (ii) will not result in the breach of or constitute a default under, or result in the creation of a Lien or require a payment to be made under any indenture, agreement or undertaking to which the Borrower or any Guarantor is a party or by which it or its property may be bound or affected, except in the case referred to in this clause (ii), to the extent that such breach, default, Lien or payment would not reasonably be expected to have a Material Adverse Effect.

3.2     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, including the Central Bank of Brazil, or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Amendment, which has not been duly obtained, except for the filing of the Minutes of the Quotaholders’ Meeting (Ata de Reunião de Quotistas) authorizing the Amendment with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo).

3.3     Beneficial Ownership. As of the Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

3.4     Incorporation of Certain Representations. After giving effect to the terms of this Amendment, the representations and warranties of the Borrower and the Guarantors set forth in Article III of the Credit Agreement (except as to such representations and warranties made as of an earlier specified date which are true and correct as of the date made) are true and correct as of the date hereof, (A) if any such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, in all respects (as so qualified), or (B) if any such representation and warranty is not so qualified, in all material respects; provided, that for purposes of this Section 3.3, the representations and warranties of the Borrower contemplated in Section 3.1 of the Credit Agreement shall be deemed to refer to the last day of the period covered by the most recent financial statements furnished to the Lender under the Credit Agreement; provided further that the representation and warranty set forth in Section 3.16 of the Credit Agreement is made hereby with respect to the period of four (4) fiscal quarters ended on March 31, 2018.

3.5     Default. Both before and after giving effect to this Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

4.       Conditions, Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)       The Lender shall have received this Amendment duly executed and delivered on behalf of the Borrower and each Guarantor.

(b)       the Borrower and each Guarantor shall have delivered evidence that the process agent, National Registered Agents Inc., with offices currently located at 111 Eighth Avenue, New York, NY 10011, shall have accepted appointment to receive service of process on the Borrower and such Guarantor, in form and substance reasonably satisfactory to the Lender up to a date six months after the Maturity Date (as amended hereby).

(c)       The Borrower shall have paid on or before the Amendment Effective Date all fees and other amounts due and payable by the Borrower to the Lender (including fees and expenses of counsel to lender) in accordance with the Credit Agreement (as amended hereby) to the extent invoiced to the Borrower prior to the Amendment Effective Date.

(d)       All consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties of this Amendment shall have been received by the Loan Parties.

(e)       Upon the reasonable request of the Lender prior to the Amendment Effective Date, the Borrower shall have provided Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three days prior to the Amendment Effective Date.

(d)       At least three days prior to the Amendment Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

5.       Miscellaneous.

5.1     Effectiveness of the Credit Agreement and other Loan Documents. Except as hereby expressly amended, the Credit Agreement, the Note, the Fee Letter and each Subsidiary Joinder Agreement (if any), shall each remain in full force and effect, are hereby ratified and confirmed in all respects on and as of the date hereof, and each Loan Party hereby reaffirms its obligations thereunder.

5.2     Post Amendment Effective Date Covenants.

(a)       Within twenty-one calendar days after the Amendment Effective Date, Arcos Dourados Comércio de Alimentos Ltda. shall file the Minutes of the Quotaholders’ Meeting (Ata de Reunião de Quotistas) authorizing the Amendment with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo).

(b)       The Loan Parties shall furnish the Lender with true and correct copies of such resolutions and powers of attorney authorizing the Amendment as the Lender may reasonably request within twenty-one calendar days of the Amendment Effective Date.

(c)       Failure by any Loan Party to perform the covenants set forth in this Section 5.2 shall result in automatic termination of this Amendment and shall render this Amendment null and void and without any effect.

5.3     Loan Document. This Amendment is a Loan Document.

5.4     Counterparts. This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5.5     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

5.6     Jurisdiction. Section 9.10 of the Credit Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

ARCOS DORADOS B.V.,
as Borrower

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

ARCOS DOURADOS COMERCIO DE ALIMENTOS, LTDA.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

ADCR Inmobiliaria S.A.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

ARCOS DOURADOS Costa Rica ADCR, S.A.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

Eighth Amendment Signature Page

ARCOS Dorados PanamÁ S.A.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

Sistemas MCopco PanamÁ, S.A.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

ARCOS Dorados HoldingS Inc.,
as a Guarantor

By:	/s/ Máximo Ayerza
Name: Máximo Ayerza Title: Attorney-in-Fact

Eighth Amendment Signature Page

LENDER:

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Gonzalo Isaacs
Name: Gonzalo Isaacs Title: Managing Directors

Eighth Amendment Signature Page